EXHIBIT 10.21
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (“Agreement”) is made and entered into as of November 9, 2023 (the “Amendment Effective Date”) by and between Enviva Management Company, LLC, a Delaware limited liability company (the “Company”), and Glenn T. Nunziata (“Executive”) and supersedes and replaces in its entirety the Employment Agreement (the “Prior Agreement”) entered into as of August 28, 2023 by and between the Company and Executive.
1.Employment. During the period commencing on the Amendment Effective Date and for the duration of the Employment Period (as defined in Section 4 below), the Company shall continue to employ Executive, and Executive shall serve, as Interim Chief Executive Officer and Chief Financial Officer of the Company, Enviva Inc., a Delaware corporation (“EVA”), and such other Affiliates of the Company as may be designated by EVA from time to time.
2.Duties and Responsibilities of Executive.
(a)During the Employment Period, Executive shall devote Executive’s full business time and attention to the business of the Company and its Affiliates, as applicable, and will not hold any outside employment or consulting position. Executive’s duties pursuant to this Agreement will include those normally incidental to the position identified in Section 1, as well as such additional duties as may be assigned to Executive by EVA from time to time.
(b)Executive represents and covenants that Executive is not the subject of or a party to any employment agreement, non-competition or non-solicitation covenant, non-disclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing Executive’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.
(c)Executive acknowledges and agrees that Executive owes the Company and its Affiliates fiduciary duties, including duties of care, loyalty, fidelity, and allegiance, such that Executive shall act at all times in the best interests of the Company and its Affiliates and shall not appropriate any business opportunity of the Company or its Affiliates for Executive. Executive agrees that the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Executive owes the Company and its Affiliates under common law. The Parties acknowledge and agree that Executive may provide services (including as an executive, employee, director, or otherwise) to multiple Affiliates of the Company and, in providing such services, Executive will not be violating Executive’s obligations hereunder so long as Executive abides by the terms of Sections 7, 8, and 9 below in the course of performing such services.
3.Compensation.
(a)Base Salary. As of the Amendment Effective Date, Executive’s annualized base salary shall be $850,000 (the “Base Salary”). The Base Salary shall be provided in consideration for Executive’s services under this Agreement, and payable on a not less than biweekly basis, in conformity with the Company’s customary payroll practices for executives as in effect from time to time; provided, however, as soon as reasonably practicable following the date that the parties enter into this Agreement, the Company shall adjust its payroll processing in order to reflect Executive’s increased Base Salary that became effective as of the Amendment Effective Date and, on the Company’s first payroll date that comes after such adjustment (the “Adjustment Date”), the Company shall make a lump sum payment to Executive in an amount equal to the difference between (i) the base salary that he received from the Company for services provided between the Amendment Effective Date and the Adjustment Date, and (ii) the base salary that Executive would have received from the Company for services provided during such period had Executive’s base salary been paid at the annualized rate of $850,000.
(b)Annual Bonus. During the Employment Period, Executive shall be eligible for discretionary bonus compensation for the 2023 calendar year and each subsequent full calendar year that Executive is employed by the Company hereunder (each, a “Bonus Year”) pursuant to the applicable incentive or bonus compensation plan of the Company, if any, that is applicable to similarly situated executives of the Company (each, an “Annual Bonus”). Each Annual Bonus shall have a target value that is not less than 150% of Executive’s Base Salary as in effect on the first day of the Bonus Year to which such Annual Bonus relates (the “Target Annual Bonus”); provided, however, that the Target Annual Bonus for the 2023 calendar year shall have a target value of not less than $537,500. The performance targets that must be achieved in order to realize certain bonus levels shall be established by the board of directors of EVA (the “Board”) or a committee thereof annually, in its sole discretion, and communicated to Executive in accordance with terms of the applicable incentive or bonus plan. Each Annual Bonus, if any, will be paid as soon as administratively feasible after the Board or a committee thereof certifies whether the applicable performance targets for the applicable Bonus Year have been achieved, but in no event later than March 15 following the end of such Bonus Year.
(c)Long-Term Incentive Plan.
(i)With respect to the 2024 calendar year and each subsequent calendar year during the Employment Period, Executive shall be eligible to receive annual awards under the EVA equity compensation plan as in effect from time to time (the “LTIP”) with a target value equal to 350% of Executive’s Base Salary as in effect on the first day of such calendar year (the “Target Annual LTIP Award”). For the 2024 calendar year, such award will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date so long as Executive remains continuously employed by the Company through such respective anniversary dates.
(ii)All awards granted to Executive under the LTIP, if any, shall be on such terms and conditions as the Board, or a committee thereof, shall determine from time to time and shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Executive any rights to any amount or type of grant or award except as provided in such award to Executive provided in writing and authorized by the Board (or a committee thereof).
4.Term of Employment. The current term of Executive’s employment under this Agreement is the period commencing on the Amendment Effective Date and ending on the first anniversary of the Amendment Effective Date (the “Current Term”). On the first anniversary of the Amendment Effective Date and on each subsequent anniversary of the Amendment Effective Date, the term of Executive’s employment under this Agreement shall automatically renew and extend for a period of 12 months (each such 12-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than 60 days prior to the expiration of the then-existing Current Term or Renewal Term, as applicable. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Executive’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Amendment Effective Date through the expiration of this Agreement or, if sooner, the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5.Reimbursement of Business Expenses; Benefits. Subject to the terms and conditions of this Agreement, Executive shall be entitled to the following reimbursements and benefits during the Employment Period:
(a)Reimbursement of Business Expenses. The Company agrees to reimburse Executive for Executive’s reasonable business-related expenses incurred in the performance of Executive’s duties under this Agreement; provided that Executive timely submits all documentation for such reimbursement, as required by Company policy in effect from time-to-time. Any reimbursement of expenses under this Section 5(a) or Section 12 shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive); provided, however, that, upon the termination of Executive’s employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of such termination (or, if earlier, prior to the date of Executive’s death) to the extent such payment delay is required under Section 409A(a)(2)(B) of the Internal Revenue Code. In no event shall any reimbursement be made to Executive for such expenses incurred after the date that is five years after the date of the termination of Executive’s employment with the Company. Executive is not permitted to receive a payment in lieu of reimbursement under this Section 5(a) or Section 12.
(b)Benefits. Executive shall be eligible to participate in the same benefit plans or fringe benefit policies in which other similarly situated Company employees are eligible to participate, subject to applicable eligibility requirements and the terms and conditions of such plans and policies as in effect from time to time. The Company shall not, by reason of this Section 5(b), be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
6.Termination of Employment.
(a)Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment at any time for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s:
(i)material breach of any policy established by the Company or any of its Affiliates that (x) pertains to health and safety and (y) is applicable to Executive;
(ii)engaging in acts of disloyalty to the Company or its Affiliates, including fraud, embezzlement, theft, commission of a felony, or proven dishonesty; or
(iii)willful misconduct in the performance of, or willful failure to perform a material function of, Executive’s duties under this Agreement.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Executive’s employment without Cause, at any time and for any reason or no reason at all.
(c)Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)a material diminution in Executive’s authority, duties, title, or responsibilities;

(ii)a material diminution in Executive’s Base Salary, Target Annual Bonus, or Target Annual LTIP Award;
(iii)the relocation of the geographic location of Executive’s principal place of employment by more than 100 miles from the location of Executive’s principal place of employment as of the Amendment Effective Date; or
(iv)the Company’s delivery of a written notice of non-renewal of this Agreement to Executive.
Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 6(c)(i), (ii), (iii), or (iv) giving rise to Executive’s termination of Executive’s employment must have arisen without Executive’s written consent; (B) Executive must provide written notice to the Company of such condition within 30 days of the date on which Executive knew of the existence of the condition; (C) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (D) the date of Executive’s termination of Executive’s employment must occur within 30 days after the end of such cure period.
(d)Death or Disability. Executive’s employment with the Company shall terminate upon the death or Disability of Executive. For purposes of this Agreement, a “Disability” shall mean Executive is or would be entitled to receive income replacement benefits as determined in accordance with the Company’s then-current long-term disability policy, whether or not Executive is covered by such policy (or, if the Company has no long-term disability policy, then “Disability” shall instead mean that Executive has become disabled within the meaning of Section 409A (as defined below), as determined in the discretion of the Company).
(e)Executive’s Right to Terminate for Convenience. Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time upon 60 days’ advance written notice to the Company; provided that if Executive provides a notice of termination pursuant to this Section 6(e), the Company may designate an earlier termination date than that specified in Executive’s notice. The Company’s designation of such an earlier date will not change the nature of Executive’s termination, which will still be deemed a voluntary resignation by Executive pursuant to this Section 6(e).
(f)Mutual Agreement to Terminate. The Company and Executive may agree to terminate Executive’s employment by mutual written agreement at any time pursuant to the terms of such mutual written agreement.
(g)Effect of Termination.
(i)If Executive’s employment hereunder shall terminate (1) pursuant to Section 4 at the expiration of the then-existing Current Term or Renewal Term, as applicable, as a result of a non-renewal of this Agreement by Executive or (2) pursuant to Section 6(a), 6(e), or 6(f), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that Executive shall be entitled to (x) payment of all earned, but unpaid Base Salary within 30 days of Executive’s last day of employment, or earlier if required by law, (y) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 5(a) and Section 12, and (z) benefits to which Executive may be entitled pursuant to the terms of any plan or policy described in Section 5(b).

(ii)If Executive’s employment terminates (1) pursuant to Section 6(b) or 6(c) or (2) due to Executive’s death or Disability pursuant to Section 6(d), then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with such termination of employment, except that (I) Executive shall be entitled to receive the compensation and benefits described in clauses (x) through (z) of Section 6(g)(i); and (II) if Executive executes, on or before the Release Expiration Date (as defined below), and does not revoke within the time provided by the Company to do so, a release of all claims in a form satisfactory to the Company (which shall be substantially similar to the form of release attached hereto as Exhibit A) (the “Release”)), then, provided that Executive abides by the terms of Sections 7, 8, 9, 10, and 12:
(A)The Company shall pay to Executive an amount (the “Severance Payment”) equal to the product of (x) 1.5 (or, if such termination occurs within 12 months following a Change in Control (as defined below), 2.0) and (y) the sum of Executive’s Base Salary as in effect on the date of the termination of Executive’s employment (the “Termination Date”) and Executive’s Target Annual Bonus as of the Termination Date. The Severance Payment will be divided into 36 (or, if such termination occurs within 12 months following a Change in Control, 48) substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Termination Date, the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Termination Date had the installments been paid on a biweekly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a biweekly basis thereafter; provided, however, that (1) to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(g)(ii)(A) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Executive in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess), and (2) all remaining installments of the Severance Payment, if any, that would otherwise be paid pursuant to the preceding provisions of this Section 6(g)(ii)(A) after December 31 of the calendar year following the calendar year in which the Termination Date occurs shall be paid with the installment of the Severance Payment, if any, due in December of the calendar year following the calendar year in which the Termination Date occurs.
(B)To the extent Executive’s Annual Bonus payable with respect to service in the year preceding the year in which the Termination Date occurs remains unpaid as of the Termination Date, such Annual Bonus will be paid based on actual performance at the time annual bonuses for such prior year are paid to executives of the Company generally (but no later than March 15 following the end of such prior year).

(C)The Company shall pay to Executive a pro-rated Annual Bonus attributable to service performed by the Executive for the year in which the Termination Date occurs (pro-rated for the period beginning on the first day of the Bonus Year and ending on the Termination Date) (the “Pro-rated Bonus”). The Pro-rated Bonus will be paid at the time annual bonuses are paid to executives of the Company generally (but no later than March 15 of the year following the Termination Date) and will be determined based on target levels with respect to any individual performance metrics and actual performance with respect to any metrics tied to EVA or any subsidiary or other financial or non-individual metrics.
(D)100% of or, if the Termination Date occurs prior to August 28, 2024, then 50% of, all outstanding awards granted to Executive pursuant to the LTIP prior to the Termination Date that remain unvested as of the Termination Date shall immediately become fully vested as of the Termination Date; provided, however, that with respect to any such LTIP awards that were granted subject to a performance requirement (other than continued service by Executive) that has not been satisfied and certified by the Board (or a committee thereof) as of the Termination Date, then (1) if the Termination Date occurs within six months prior to the expiration of the performance period applicable to such LTIP award, such LTIP award shall become vested based on actual performance upon the expiration of such performance period (determined in accordance with the applicable provisions of the LTIP); and (2) if the Termination Date occurs at any other time during the performance period applicable to such LTIP award, such LTIP award shall become vested as of the Termination Date based on target performance (determined in accordance with the applicable provisions of the LTIP). All outstanding awards granted pursuant to the LTIP prior to the Termination Date that remain unvested as of the Termination Date and do not vest pursuant to the provisions of this paragraph shall be automatically forfeited.
(E)If Executive timely and properly elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), similar in the amounts and types of coverage provided by the Company to Executive prior to the Termination Date, then during the COBRA Continuation Period (as defined below), the Company shall promptly reimburse Executive on a monthly basis for the entire amount Executive pays to effect and continue such coverage (“COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Executive on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Executive submits to the Company documentation of the applicable premium payment having been paid by Executive, which documentation shall be submitted by Executive to the Company within 30 days following the date on which the applicable premium payment is paid. Notwithstanding anything in the preceding provisions of this Section 6(g)(ii)(E) to the contrary, (x) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (y) if the provision of the benefit described in this Section 6(g)(ii)(E) cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company.

As used herein, the “COBRA Continuation Period” shall mean the period beginning on the first day of the first calendar month following the Termination Date and continuing for a number of months thereafter equal to 18 months (or, if such termination occurs within 12 months following a Change in Control, 24 months); provided, however, that the COBRA Continuation Period shall immediately terminate upon the earlier of (1) the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that Executive becomes so eligible) or (2) the date Executive is no longer eligible to receive COBRA continuation coverage. For purposes of this Section 6(g)(ii), in the event of Executive’s death, references to Executive (other than in Section 6(g)(ii)(E)) shall include Executive’s estate, and references to Executive in Section 6(g)(ii)(E) shall include Executive’s spouse and eligible dependents, if any, who are “qualified beneficiaries” (within the meaning of COBRA and the regulations thereunder) with respect to Executive’s death.
(iii)Executive acknowledges Executive’s understanding that if the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any payments or benefits pursuant to Section 6(g)(ii). As used herein, the “Release Expiration Date” is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.
(iv)    For purposes of this Agreement, a “Change in Control” shall mean the occurrence of one or more of the following transactions:
(A)the sale or disposal by EVA of all or substantially all of its assets to any person other than an Affiliate of EVA;
(B)the merger or consolidation of EVA with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the equityholders in EVA immediately prior to such transaction retain a greater than 50% equity interest in the surviving entity; or
(C)the acquisition by any person or group (as defined in Section 13d(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) of the beneficial ownership (as defined in Section 13d(d)(3) of the Exchange Act) of more than 50% of the equity of EVA entitled to vote in the election of EVA’s directors (or the persons performing the functions of directors).
(h)Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 25% of the average level of bona fide services provided in the immediately preceding 36 months.
7.Conflicts of Interest; Disclosure of Opportunities. Executive agrees that Executive shall promptly disclose to the Board any conflict of interest involving Executive upon Executive becoming aware of such conflict. Executive further agrees that, throughout the Employment Period and for one year after Executive is no longer employed by the Company,

Executive shall offer to the Company and its Affiliates, as applicable, all business opportunities relating to the acquisition, development, ownership, and operation of facilities that collect, process, and transform wood-based biomass into renewable energy feedstock, including wood pellets, regardless of where such business opportunities arise.
8.Confidentiality. Executive acknowledges and agrees that, in the course of Executive’s employment with the Company, Executive has been provided with and had access to (and, during the Employment Period, Executive will continue to be provided with, and have access to) valuable Confidential Information (as defined below). In consideration of Executive’s receipt of and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Executive’s employment hereunder, Executive agrees to comply with this Section 8.
(a)Executive covenants and agrees, both during the Employment Period and thereafter that, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or any of its Affiliates. Executive shall take all reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). The covenants in this Section 8(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the Employment Period.
(b)Notwithstanding Section 8(a), Executive may make the following disclosures and uses of Confidential Information:
(i)disclosures to other executives or employees of the Company or its Affiliates who have a need to know the information in connection with the business of the Company or its Affiliates;
(ii)disclosures and uses that are incidental to Executive’s provision of services to the Company and its Affiliates consistent with the terms of this Agreement or that are approved by the Board;
(iii)disclosures for the purpose of complying with any applicable laws or regulatory requirements; or
(iv)disclosures that Executive is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law.
(c)Upon the end of Executive’s employment with the Company and at any other time upon request of the Company, Executive shall surrender and deliver to the Company all documents (including electronically stored information) and other material of any nature containing or pertaining to all Confidential Information in Executive’s possession and shall not retain any such document or other material. Within 10 days of any such request, Executive shall certify to the Company in writing that all such materials have been returned to the Company.
(d)All non-public information, designs, ideas, concepts, improvements, product developments, discoveries, and inventions, whether patentable or not, that are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during the period Executive is or has been employed or affiliated with the Company or any of its Affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its Affiliates’ business or properties, products, or services (including all such information relating to corporate opportunities, business plans, trade secrets, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voicemail, electronic databases, maps, drawings, architectural renditions, models, and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions, and other similar forms of expression are and shall be the sole and exclusive property of the Company or its Affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement.
(e)Nothing in this Agreement shall prohibit or restrict Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law, (ii) responding to any inquiry or legal process directed to Executive individually from any such Governmental Authorities, (iii) testifying, participating, or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law, or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law, or (y) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law, or (z) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Executive to obtain prior authorization from the Company or its Affiliates before engaging in any conduct described in this Section 8(e), or to notify the Company or its Affiliates that Executive has engaged in any such conduct.
9.Non-Competition; Non-Solicitation.
(a)The Company shall continue to provide Executive access to Confidential Information for use only during the period of Executive’s employment with the Company, and Executive acknowledges and agrees that the Company will be entrusting Executive, in Executive’s unique and special capacity, with continuing to develop the goodwill of the Company, and in consideration thereof and in consideration of the continued access to Confidential Information, and as a condition of Executive’s employment hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 9. Executive further agrees and acknowledges that the limitations and restrictions set forth herein, including the geographical and temporal restrictions on certain competitive activities, are reasonable in all respects and are material and substantial parts of this Agreement intended and necessary to protect the Company’s legitimate business interests, including the preservation of its Confidential Information and goodwill.
(b)Executive agrees that, during the period set forth in Section 9(c) below, Executive shall not, without the prior written approval of the Company, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of whatever nature:
(i)engage or participate within the Market Area in competition with the Company in any business in which either the Company or its Protected Affiliates engaged in, or had plans to become engaged in of which Executive was aware during the period of Executive’s employment with the Company or the period set forth in Section 9(c) below, which business includes the acquisition, development, ownership, and operation of facilities that collect, process, and transform wood-based biomass into renewable energy feedstock, including wood pellets (the “Business”). As used herein, the term “Protected Affiliates” means any Affiliate of the Company for which Executive provided services during the period of Executive’s employment with the Company, or about which Executive obtained Confidential Information during the period of Executive’s employment with the Company.
(ii)appropriate any Business Opportunity of, or relating to, the Company or its Affiliates located in the Market Area, or engage in any activity that is detrimental to the Company or its Affiliates or that limits the Company’s or an Affiliate’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to the Company or its Affiliates; or
(iii)solicit any employee of the Company or its Affiliates to terminate his or her employment therewith.
(c)Timeframe of Non-Competition and Non-Solicitation Agreement. Executive agrees that the covenants of this Section 9 shall be enforceable during the period that Executive is employed by the Company and for a period of one year following the date that Executive is no longer employed by the Company, regardless of the reason for such termination.
(d)Because of the difficulty of measuring economic losses to the Company and its Affiliates as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company and its Affiliates for which they would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company and its Affiliates, in the event of breach by Executive, by injunctions and restraining orders and that such enforcement shall not be the Company’s and its Affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and its Affiliates, both at law and in equity.
(e)The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant (or any portion thereof) shall not affect the provisions of any other covenant (or any portion thereof). Moreover, in the event any court of competent jurisdiction or arbitrator, as applicable, shall determine that the scope, time, or territorial restrictions set forth in this Section 9 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court or arbitrator deems reasonable, and this Agreement shall thereby be reformed.
(f)For purposes of this Section 9, the following terms shall have the following meanings:
(i)“Business Opportunity” shall mean any commercial, investment, or other business opportunity relating to the Business.
(ii)“Market Area” shall mean any location or geographic area within 75 miles of a location where the Company or its Affiliates conducts Business, or has plans to conduct Business of which Executive is aware, during the period of Executive’s employment with the Company.
(g)All of the covenants in this Section 9 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.

10.Ownership of Intellectual Property. Executive agrees that the Company or its applicable Affiliate shall own, and Executive hereby assigns, all right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, and information authored, created, contributed to, made, or conceived or reduced to practice, in whole or in part, by Executive during the period that Executive is or has been employed or affiliated with the Company or any of its Affiliates that either (a) relate, at the time of conception, reduction to practice, creation, derivation, or development, to the Company’s or any of its Affiliates’ business or actual or anticipated research or development, or (b) were developed on any amount of the Company’s time or with the use of any of the Company’s or its Affiliates’ equipment, supplies, facilities, or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive will promptly disclose all Company Intellectual Property to the Company. All of Executive’s works of authorship and associated copyrights created during the period that Executive is or has been employed by the Company or any of its Affiliates and in the scope of Executive’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Executive agrees to perform, during and after the Employment Period, all reasonable acts deemed necessary by the Company to assist the Company or its applicable Affiliate, at the Company’s or such Affiliate’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.
11.Arbitration.
(a)Subject to Section 11(d), any dispute, controversy, or claim between Executive and the Company or any of its Affiliates arising out of or relating to this Agreement or Executive’s employment with the Company or services provided to any Affiliate of the Company will be finally settled by arbitration in New York, New York before, and in accordance with the rules for the resolution of employment disputes then in effect of, the American Arbitration Association (“AAA”). The arbitration award shall be final and binding on both parties.
(b)Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously (and, if possible, within 90 days after the selection of the Arbitrator) hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony, and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony, and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction, or to an attorney-client or other privilege), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be rendered in writing, be final and binding upon the disputing parties, and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction; provided that the parties agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any disputing party.
(c)Each side shall share equally the cost of the arbitration and bear its own costs and attorneys’ fees incurred in connection with any arbitration, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and fees to the other side.

(d)Notwithstanding Section 11(a), an application for emergency or temporary injunctive relief by either party (including any such application to enforce the provisions of Sections 8, 9, or 10 herein) shall not be subject to arbitration under this Section 11; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section.
(e)By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.
(f)Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award or (ii) joining another party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.
12.Defense of Claims. Executive agrees that, during the Employment Period and thereafter, upon reasonable request from the Company, Executive will cooperate with the Company or its Affiliates in the defense of any claims or actions that may be made by or against the Company or its Affiliates that relate to Executive’s actual or prior areas of responsibility, except if Executive’s reasonable interests are adverse to the Company or its Affiliate(s), as applicable, in such claim or action. The Company agrees to pay or reimburse Executive for all of Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with Executive’s obligations under this Section 12, provided Executive provides reasonable documentation of same and obtains the Company’s prior approval for incurring such expenses.
13.Withholdings. The Company may withhold and deduct from any payments made or to be made pursuant to this Agreement (a) all federal, state, local, and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.
14.Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define, or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words “herein,” “hereof,” “hereunder,” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term, or matter shall not be construed to limit such statement, term, or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term, or matter. Unless the context requires otherwise, all references herein to an agreement, instrument, or other document shall be deemed to refer to such agreement, instrument, or other document as amended, supplemented, modified, and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
15.Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of New York without regard to the conflict of law principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 above and recognize and agree that should any resort to a court be necessary and permitted under this

Agreement, then they consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in New York, New York.
16.Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 16, all understandings and agreements preceding the Amendment Effective Date and relating to the subject matter hereof (including the Prior Agreement) are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Executive’s employment (including Executive’s compensation) with the Company or any of its Affiliates. Executive acknowledges and agrees that the Prior Agreement is hereby terminated and has been satisfied in full, as has any other employment agreement between Executive and the Company or any of its Affiliates. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed, is owed, or ever could be owed pursuant to the agreement(s) referenced in the previous sentence and for services provided to the Company and any of its Affiliates through the date that Executive signs this Agreement, with the exception of any unpaid base salary for the pay period that includes the date on which Executive signs this Agreement. Notwithstanding anything in the preceding provisions of this Section 16 to the contrary, the parties expressly acknowledge and agree that this Agreement does not supersede or replace, but instead complements and is in addition to, all equity compensation agreements between Executive and the Company or any of its Affiliates. This Agreement may be amended only by a written instrument executed by both parties hereto.
17.Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.
18.Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement to any Affiliate or successor (whether by merger, purchase, or otherwise) to all or substantially all of the equity, assets, or businesses of the Company, if such Affiliate or successor expressly agrees to assume the obligations of the Company hereunder. For the avoidance of doubt, the Company may assign its rights and obligations hereunder to any successor or any of its Affiliates (including to EVA or any EVA subsidiary) including in conjunction with any corporate restructuring, simplification, or reorganization. In the event of any such assignment, the Company’s assignee shall have all rights and obligations of, and shall be deemed to be, the “Company” hereunder.
19.Affiliates. For purposes of this Agreement, the term “Affiliates” is defined as any person or entity Controlling, Controlled by, or Under Common Control with the Company. The term “Control,” including the correlative terms “Controlling,” “Controlled By,” and “Under Common Control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract, or otherwise) of a person or entity. For the purposes of the preceding sentence, Control shall be deemed to exist when a person or entity possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership, or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), or (c) in the case of any other person or entity, more than 50% of the economic or beneficial interest therein.
20.Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after such notice is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, in each case, to the following address, as applicable:
(a)    If to the Company, addressed to:
Enviva Management Company, LLC
7272 Wisconsin Ave.
Suite 1800
Bethesda, MD 20814
Attention: General Counsel
(b)    If to Executive, addressed to the most recent address the Company has in its employment records for Executive.
21.Counterparts. This Agreement may be executed in any number of counterparts, including by facsimile or “.pdf” or similar electronic format, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
22.Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute (a) an automatic resignation of Executive as an officer of the Company, EVA, and each other Affiliate of the Company, as applicable, (b) an automatic resignation of Executive from the board of directors (or similar governing body) of the Company, EVA, and each other Affiliate of the Company, as applicable, and (c) an automatic resignation from the board of directors or any similar governing body of any corporation, limited liability entity, or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative (if applicable).
23.Effect of Termination. The provisions of Sections 6(g), 7-12, 22, and 24 and those provisions necessary to interpret and enforce them, shall survive any termination of the employment relationship between Executive and the Company.
24.Third-Party Beneficiaries. Each Affiliate of the Company shall be a third-party beneficiary of Executive’s obligations under Sections 7, 8, 9, 10, and 22 and shall be entitled to enforce such obligations as if a party hereto.
25.Severability. Subject to Section 9(e), if an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or part thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or part thereof) shall not affect the validity or enforceability of any other provision (or part thereof) of this Agreement, and all other provisions (or part thereof) shall remain in full force and effect.
26.Section 409A. Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its Affiliates be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
27.Clawback.    Notwithstanding any other provisions in this Agreement to the contrary, any incentive awards granted hereunder and under any other agreement or arrangement with the Company, EVA, or any other Company Party, in each case which are subject to recovery under any law, government regulation, or applicable stock exchange listing requirements, are subject to EVA’s Policy on Recovery of Erroneously Awarded Compensation and Clawback of Compensation Related to Misconduct and any other written clawback policies that the Company, EVA, or any other Company Party, as applicable, may adopt either prior to or following the Amendment Effective Date, whether or not required pursuant to or related to any such applicable law, government regulation, or stock exchange listing requirements. Any such clawback policy may subject Executive’s incentive awards and amounts received with respect to any incentive awards to reduction, cancelation, forfeiture, or recoupment if certain specified events occur, including an accounting restatement, or other events or wrongful conduct specified in any such clawback policy. The Company, EVA, or any other Company Party, as applicable, will make any determination for reduction, cancelation, forfeiture, or recoupment in its sole discretion and in accordance with any applicable law or regulation.
[The remainder of this page was left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, Executive and the Company each have caused this Agreement to be executed in its name and on its behalf, effective for all purposes as provided above.
EXECUTIVE

Glenn T. Nunziata

ENVIVA MANAGEMENT COMPANY, LLC

By:
    Jason E. Paral
    Executive Vice President, General Counsel, and Secretary

Signature Page to
Amended and Restated Employment Agreement
(Glenn T. Nunziata)

EXHIBIT A
FORM OF RELEASE AGREEMENT
This Release Agreement (this “Agreement”) constitutes the release referred to in that certain Amended and Restated Employment Agreement (the “Employment Agreement”) dated as of November 9, 2023, by and between Glenn T. Nunziata (“Executive”) and Enviva Management Company, LLC (the “Company”). Executive’s employment with the Company terminated effective _______ __, 20__. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Employment Agreement.
(a)For good and valuable consideration, including the Company’s provision of certain severance payments (or a portion thereof) to Executive in accordance with Section 6(g)(ii) of the Employment Agreement, Executive hereby releases, discharges, and forever acquits (A) the Company, its subsidiaries and all of its other Affiliates, (B) EVA, its subsidiaries, and all of its other Affiliates, and (C) the past, present, and future stockholders, officers, members, partners, directors, managers, employees, agents, attorneys, heirs, representatives, successors, and assigns of the entities specified in clauses (A) and (B) above, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of the execution of this Agreement including, without limitation, (1) any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Workers Benefit Protection Act); (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Occupational Safety and Health Act, as amended; (ix) the Family and Medical Leave Act of 1993; (x) any federal, state, or local anti-discrimination law; (xi) any federal, state, or local wage and hour law; (xii) any other federal, state, or local law, regulation, or ordinance; and (xiii) any public policy, contract, tort, or common law claim; (2) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to a Released Claim; (3) any and all rights, benefits, or claims Executive may have under any employment contract (including, without limitation, the Employment Agreement), incentive compensation plan, or equity incentive plan with any Company Party or to any ownership interest in any Company Party except as expressly provided: (I) in Section 6(g)(ii) of the Employment Agreement; and (II) pursuant to the terms of any equity compensation agreement between Executive and a Company Party (including any Award Agreement (as defined in the LTIP) relating to an award granted to Executive pursuant to the LTIP), and (4) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any equity compensation agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim based on facts occurring after the date Executive signs this Agreement, (b) any claim to vested benefits under an employee benefit plan or equity compensation plan, or (c) any claims for contractual payments under Section 6(g)(ii) of the Employment Agreement. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. Notwithstanding the
    EXHIBIT A-1

release of liability contained herein, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, Financial Industry Regulatory Authority (FINRA), or any other federal, state, or local governmental agency, authority, or commission (each, a “Governmental Agency”) or participating in any investigation or proceeding conducted by any Governmental Agency. Executive understands that this Agreement does not limit Executive’s ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency (including by providing documents or other information to a Governmental Agency) without notice to the Company or any other Company Party. This Agreement does not limit Executive’s right to receive an award from a Governmental Agency for information provided to a Governmental Agency. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)Executive represents and warrants that, as of the date Executive signs this Agreement, Executive has not filed any lawsuits against the Company or any of the other Company Parties with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident, act, or omission that occurred or arose out of one or more occurrences that took place on or prior to the date Executive signs this Agreement. Executive further represents and warrants that he has not made any assignment, sale, delivery, transfer, or conveyance of any rights Executive has asserted or may have against the Company or any of the other Company Parties with respect to any Released Claim.
(c)Executive represents and warrants that Executive has returned to the Company all property belonging to the Company and any other Company Party, including all computer files and other electronically stored information and other materials provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not maintained a copy of any such materials in any form.
(d)Executive agrees that Executive will engage in no act (including a verbal or written statement) that is intended, or reasonably may be expected, to defame, disparage, or harm the reputation, business, prospects, or operations of the Company or any other Company Party. Nothing in this Section (d) will prevent Executive from communicating with any Governmental Agency.
(e)Executive acknowledges and agrees that Executive has continuing obligations to the Company and the other Company Parties pursuant to Sections 8, 9, and 10 of the Employment Agreement (the “Restrictive Covenants”). In entering into this Agreement, Executive acknowledges the enforceability and continued effectiveness of the Restrictive Covenants and reaffirms Executive’s commitment to abide by their terms.
(f)By executing and delivering this Agreement, Executive acknowledges that:
(i)Executive has carefully read this Agreement;
(ii)Executive has had at least [twenty-one (21)] [forty-five (45)] days to consider this Agreement before the execution and delivery hereof to the Company [to be added if 45 days applies: , and Executive acknowledges that attached to this Agreement are (1) a list of the positions and ages of those employees selected for
    EXHIBIT A-2

termination (or participation in the exit incentive or other employment termination program); (2) a list of the ages of those employees not selected for termination (or participation in such program); and (3) information about the unit affected by the employment termination program of which Executive’s termination was a part, including any eligibility factors for such program and any time limits applicable to such program];
(iii)Executive has been advised, and hereby is advised in writing, that Executive may, at Executive’s option, discuss this Agreement with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so;
(iv)Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement knowingly, voluntarily, and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Agreement; and
(v)With the exception of any sums that Executive may be owed pursuant to Section 6(g)(ii) of the Employment Agreement, Executive has been paid all wages and other compensation to which Executive is entitled under the Agreement and received all leaves (paid and unpaid) to which Executive was entitled during the period of Executive’s employment with the Company.
Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive delivers this Agreement to the Company (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered to the General Counsel of the Company before 11:59 p.m., New York, New York time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid if this Agreement is revoked by Executive in the foregoing manner.
Executed on this _____ day of ___________, 20__.

Glenn T. Nunziata
    EXHIBIT A-3